UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ORANGE 21 INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2011

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Orange 21 Inc. on Monday, June 6, 2011, at 9:00 a.m. (local time), at our offices located at 2070 Las Palmas Drive, Carlsbad, California 92011.

This booklet includes the formal notice of the meeting and the proxy statement for the meeting. After reading the proxy statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed envelope to ensure that your shares will be represented at the meeting. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. In addition, we have enclosed a copy of our Annual Report on Form 10-K, which includes our financial statements for the year ended December 31, 2010.

Your vote is important, so please return your proxy promptly. Our Board of Directors and management look forward to seeing you at the meeting.

Michael D. Angel

Interim Chief Financial Officer and Treasurer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

June 6, 2011

To the Stockholders of Orange 21 Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Orange 21 Inc., a Delaware corporation, will be held on Monday, June 6, 2011, at 9:00 a.m. (local time), at our offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, for the following purposes:

1.	To elect eight directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered certified public accountants for the year ending December 31, 2011; and

3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Stockholders of record as of the close of business on April 8, 2011 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection at the our Secretary’s office located at 2070 Las Palmas Drive, Carlsbad, California 92011, for ten days before the annual meeting.

It is important that your shares are represented at the annual meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

Sincerely,

Michael D. Angel

Interim Chief Financial Officer and Treasurer

Carlsbad, California

April 29, 2011

ORANGE 21 INC.

2070 LAS PALMAS DRIVE

CARLSBAD, CALIFORNIA 92011

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on June 6, 2011:

The Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report to Stockholders are available at www.Orangetwentyone.com

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Orange 21 Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California 92011, on Monday, June 6, 2011, at 9:00 a.m. (local time), and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K are first being mailed to stockholders on or about May 9, 2011.

Who Can Vote

Stockholders of record at the close of business on April 8, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 12,776,516 shares of common stock, $0.0001 par value per share, outstanding. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

If you are a record holder of our common stock, you may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy but do not mark your voting preference, your shares will be voted FOR the election of the nominees for directors listed in this Proxy Statement and FOR the ratification of the appointment of the Company’s independent registered certified public accountants.

If your shares are held by a bank, broker or other institution, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Broker Non-Votes

A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that proposal.

Brokers and other nominees may vote on “routine” proposals on behalf of beneficial owners who have not furnished voting instructions, subject to the rules applicable to broker nominees concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those firms. The ratification of the independent registered public accountants, for example, is a routine proposal. Brokers and other nominees may not vote on “non-routine” proposals, unless they have received voting instructions from the beneficial owner. The election of directors is a “non-routine” proposal. This means that brokers and other firms must obtain voting instructions from the beneficial owner to vote on the election of directors; otherwise they will not be able to cast a vote for the “non-routine” proposal. If your shares are held in the name of a broker, bank or other nominee, please follow their voting instructions so you can instruct your broker on how to vote your shares.

Revocation of Proxies

Stockholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Quorum and Required Vote

A majority of the aggregate number of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. If you submit a properly executed proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of establishing a quorum.

Directors are elected by a plurality vote. This means that the nominees for directors who receive the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes have no effect on the outcome of the election of the directors.

The proposal for the ratification of the appointment of the Company’s independent registered certified public accountants submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes are treated as shares present or represented and entitled to vote and have the same effect as votes “AGAINST” Proposal Two.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Board currently consists of seven members who are all nominees for reelection. In addition, the Board has nominated an eighth candidate, Fir Geenen, for election as director and has amended the bylaws to increase the number of directors to eight directors coincident with the Annual Meeting. If the eight director candidates are elected, they will serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Nominating and Corporate Governance Committee, or in the absence of such designation, in a manner as the proxy holders may in their discretion determine. Alternately, in any such situation, the directors may, subject to the terms of our certificate of incorporation, take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve. Proxies will then be voted for the election of such nominees as specified in the proxies.

Required Vote

Directors are elected by a plurality vote. This means that the nominees for directors who receive the highest number of affirmative votes cast at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. Abstentions and broker non-votes are have no effect on the outcome of the election of the directors.

The Board recommends a vote “For” the election of each nominee set forth below.

Biographical information concerning the nominees for director is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Greg Andrews	2010	49	Greg Andrews joined the Board on October 25, 2010 and brings to the Board valuable financial expertise as well as public company senior management experience. Mr. Andrews is currently the Chief Financial Officer of Ramco-Gershenson Properties Trust (NYSE: RPT), a publicly traded real estate investment trust listed on the New York Stock Exchange. Prior to joining Ramco-Gershenson in 2010, Mr. Andrews served as Chief Financial Officer of Equity One, Inc. from 2006 to 2009. From 1997 to 2006, Mr. Andrews was a Principal at Green Street Advisors, Inc., an investment research and advisory firm. In 2005, the National Association of Securities Dealers (now known as FINRA) fined Green Street Advisors, Inc. $150,000 for not timely registering its eight research analysts, including Mr. Andrews, under new NASD rules that took effect in 2004. Mr. Andrews also previously served as Vice President in the corporate (Hong Kong) and commercial real estate (U.S.) divisions of Bank of America and as an analyst at First Interstate Bank of California.

Name	Served as Director Since	Age	Principal Business Experience
Harry Casari	2004	74	Harry Casari has served on the Board since August 2004. Mr. Casari brings to the Board formal accounting and financial training and expertise and public company board experience. Since 1994, Mr. Casari has been a private investor. Mr. Casari worked as a certified public accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a partner. Mr. Casari currently serves as a member of the board of director of Cohu, Inc. (NASDAQ:COHU), a semiconductor equipment, television camera, metal detection instrumentation and microwave communications equipment manufacturer. Mr. Casari previously served as a member and Chairman of the board of directors of Meade Instruments Corporation (NASDAQ:MEAD), an optics and telescope manufacturer, from June 2003 to January 2009; as a member of the board of directors of Catcher Holdings Inc. (CTHH.PK) from 2005 until 2008; and as a member of the board of directors of RedEnvelope, Inc. (NASDAQ:REDE), a specialty gift retailer, from November 2006 to April 2008, when the company’s assets were sold in bankruptcy.

Fir Geenen		56	Fir Geenen is a nominee to the Board. Since October 2008, and from 1993 to October 2007, Mr. Geenen brings to the Board extensive executive, investment and board of directors experience that aids the Board in making decisions regarding executing the Company’s business plan. Mr. Geenen has been a principal of Harlingwood Partners, an investment firm of which Mr. Geenen was one of the founding principals. From October 2007 to October 2008, Mr. Geenen was a principal at the investment firm Relational Investors, where he served as a portfolio manager. Prior to founding Harlingwood Partners, Mr. Geenen has served in investment banking, consulting and executive management roles including at Laidlaw Inc. (Executive Vice President, 1992 to 1996), Shepherd Products (Chairman, 1988 to 1989), Nesbitt Burns (Managing Director, 1982 to 1987) and RBC Dominion Securities (Vice President, 1979 to 1982). Mr. Geenen graduated from Brock University in Ontario, Canada in 1977 with a degree in chemistry and biology.

Seth Hamot	2009	49	Seth Hamot has served on the Board since February 2009 and as its Chairman since February 2010. Mr. Hamot brings to the Board extensive business, investment and public company board experience. Mr. Hamot has served as Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P., an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot served as the Chairman of the board of directors of TechTeam Global Inc., until that company was sold in December 2010. Addtionally, Mr. Hamot served as Chairman of the board of directors of Bradley Pharmaceuticals, Inc., until that company was sold in February of 2008. Mr. Hamot is the Chairman of the board of directors of Irvine Sensors, which develops and sells specialized thermal imaging, microcircuitry, and high density electronics. Mr. Hamot is also on the board of directors of Telos Corporation (OTC:TLSRP), a networking and security products and services provider. Mr. Hamot graduated from Princeton University in 1983 with a degree in economics.

Name	Served as Director Since	Age	Principal Business Experience
David R. Mitchell	2003	44	David Mitchell has served on the Board since April 2003 and brings to the Board years of management experience and financial expertise. Mr. Mitchell is currently serving as a managing director with Transportation Resource Partners, a private equity business affiliated with the Penske Corporation and has assisted in the firm’s investment activities since its formation in 2003. From May 2002 to July 2003, Mr. Mitchell served as a Vice President of Penske Corporation. From January 1999 to April 2002, Mr. Mitchell served as a partner in R.J. Peters and Company, a private equity investment and financial advisory company. From July 1994 to January 1999, Mr. Mitchell was a Senior Manager with Deloitte Consulting. Mr. Mitchell also currently serves as a director on the boards of directors of various private companies. Mr. Mitchell received an M.B.A. from the Stanford University Graduate School of Business and holds a B.S. in Chemical Engineering from the University of Notre Dame.

John Pound	2006	56	John Pound has served on the Board since October 2006. Mr. Pound was Co-Chairman of the Board from October 2006 to August 2008. Mr. Pound has retail and consumer products expertise as well as public company senior management and board experience. He also brings management and leadership skills to the Board. Mr. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies, since July 1997. Mr. Pound manages The Integrity Brands Fund L.P. Mr. Pound served as Executive Chairman of RedEnvelope, Inc., a specialty gift retailer from March 2007 to March 2008 and as its Chief Executive Officer from November 2007 to March 2008. He also served as a director of RedEnvelope, Inc. from August 2005 to March 2008 and as its Chairman from February 2007 to March 2008. The assets of Red Envelope, Inc. were sold in bankruptcy in April 2008. He also served on the board of directors of The Gymboree Corporation (NASDAQ:GYMB), a branded specialty retailer of children’s apparel, from September 2000 to November 2010. Mr. Pound currently serves as a director on the boards of directors of several private companies.

Stephen Roseman	2009	40	Stephen Roseman, CFA has served on the Board since July 31, 2009 and brings to the Board extensive public company board experience and business development skills. Mr. Roseman is the managing member of Thesis Capital Group, a firm he founded in 2005. Mr. Roseman served as a member of the board of directors of Celebrate Express, Inc. (NASDAQ:BDAY) starting in August 2006, and as Chairman from November 2007 until August 2008 when the company was acquired by Liberty Media Corporation (NASDAQ:LINTA). From 2003 to 2005, Mr. Roseman was a portfolio manager at Kern Capital Management, where he managed the consumer discretionary, consumer staples and business services portfolio. His previous professional experience includes serving as a senior equity analyst with OppenheimerFunds, Inc. where he worked from 2000 to 2003 with responsibility for public and private investments in all of the consumer, financials, energy and industrial sectors for its Discovery Fund. Prior to OppenheimerFunds, he was employed by PaineWebber Group and Sperry Van Ness. Mr. Roseman also serves on the advisory boards of various private companies. He received an M.B.A. from Fordham University Graduate School of Business Administration and a B.A. in French Literature from Arizona State University.

Name	Served as Director Since	Age	Principal Business Experience
Greg Theiss	2004	52	Greg Theiss has served on the Board since August 2004. Mr. Theiss served as a consultant to the Company from November 2005 to July 2009 and thus has extensive knowledge of the Company’s operations. He also brings to the Board important industry contacts and relationships. Since 1980, Mr. Theiss has owned and operated Forest Enterprises, LLC, a real estate investment management company.

Arrangements Related to Mr. Geenen’s Nomination

Mr. Geenen was selected as a nominee to the Board in accordance with the terms of the stock purchase agreement that the Company entered into with Harlingwood (Alpha), LLC, an affiliate of Harlingwood Partners, on February 28, 2011. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for a discussion regarding the terms of arrangement.

Board Meetings and Committees

The Board held eight meetings during the year ended December 31, 2010. In 2010, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend our annual meetings of stockholders, and 6 directors attended the 2010 annual meeting.

Independent Directors

The Board believes that a majority of its members should be independent directors. The Board has determined that all of its current directors are independent directors as defined by the rules and regulations of the Nasdaq Stock Market. The Board also determined that Mr. Geenen would, if elected, be an independent director under the rules and regulations of the Nasdaq Stock Market. In making its determinations regarding independence, the Board considered the transactions with Costa Brava described under “Certain Relationships and Related Party Transaction” as well as the amount of Mr. Hamot’s ownership of the Company’s common stock. These transactions were not determined to affect Mr. Hamot’s independence because the transactions were made on an arms-length basis, were approved by the independent members of the Board and were determined not to interfere with Mr. Hamot’s exercise of independent judgment in carrying out the responsibilities of a director.

The members of the Audit Committee of the Board each meet the independence standards established by the U.S. Securities and Exchange Commission (the “SEC”) for audit committees. In addition, the Board has determined that Messrs. Andrews and Casari each satisfy the definition of an “audit committee financial expert” under SEC rules and regulations. These designations do not impose any duties, obligations or liabilities on Messrs. Andrews and Casari that are greater than those generally imposed on them as members of the Audit Committee and the Board, and their designations as audit committee financial experts does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director. Each committee has a written charter approved by the Board. Copies of each of the committee charters can be found on the Company’s website at www.orangetwentyone.com and by clicking on the “Corporate Governance” tab.

Audit Committee

Members:	Mr. Casari (Chairman) Mr. Andrews
Mr. Hamot Mr. Roseman
Number of Meetings in 2010:	The Audit Committee held five meetings.
Functions:	The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent accountants and for ensuring that the accountants are independent of management.

Compensation Committee

Members:	Mr. Mitchell (Chairman)
Mr. Casari Mr. Pound
Number of Meetings in 2010:	The Compensation Committee held three meetings and acted by written consent once.
Functions:	The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. The Compensation Committee also reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Members:	Mr. Hamot (Chairman)
Mr. Pound Mr. Theiss
Number of Meetings in 2010:	The Nominating and Corporate Governance Committee held no meetings and acted by written consent once.
Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be composed of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Board and Nominating and Corporate Governance Committee do not have a specific policy with regard to the consideration of diversity in the identification of director nominees. However, the Board and Nominating and Corporate Governance Committee consider diversity to be a valuable factor when evaluating director candidates’ qualifications and potential for making meaningful contributions to the operation of the Board and the Company. The Nominating and Corporate Governance Committee also believes it to be appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the applicable SEC rules and regulations.

Prior to each annual meeting of stockholders, the Board or Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Board or Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate. Nominees suggested by stockholders are considered in the same way as nominees suggested from other sources. Once the Nominating and Corporate Governance Committee chooses a slate of candidates, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. Information required by the Company’s Bylaws to be in the notice include: the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director of the Company. The recommendation should be sent to: Secretary, Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications

If you wish to communicate with the Board, you may send your communication in writing to: Secretary, Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Board Leadership Structure

The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for the Board meetings and presides over meetings of the Board. However, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board. Our Chief Executive Officer is not currently a member of, or nominee for election to, the Board.

Board Role in Risk Assessment

Management and the Company’s outside counsel identify risks associated with the Company’s operations, strategies and financial statements. Risk assessment is also performed through periodic reports received by the Audit Committee from management, counsel and the independent registered public accountants relating to risk assessment and management. Audit Committee members meet privately in executive sessions with representatives of the independent registered public accounting firm. The Board also provides risk oversight through its periodic reviews of the financial and operational performance of the Company.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board has selected the firm of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2011. Representatives of Mayer Hoffman McCann P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of the Company’s independent registered certified public accountants is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of Mayer Hoffman McCann P.C. to its stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of Mayer Hoffman McCann P.C., the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Mayer Hoffman McCann P.C. for the audit of the Company’s financial statements for 2010 and 2009 and fees billed for other services rendered by Mayer Hoffman McCann P.C.

	Year Ended December 31,
	2010	2009
Audit Fees (1)	$285,000	$285,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	17,992	30,089
All Other Fees (4)	—	—

Total	$302,992	$315,089

(1)	Audit Fees include all services that are performed to comply with Generally Accepted Auditing Standards (“GAAS”). In addition, this category includes fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements, such as audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, reports on an issuer’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, may not be billed as audit services. To the extent that such services are necessary to comply with GAAS (i.e., tax accrual work), an appropriate allocation of those fees is in this category.

(2)	Audit-Related Fees include assurance and related services that are traditionally performed by an independent accountant such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.

(3)	Tax Fees include all services performed by an accounting firm’s tax division except those related to the audit. Typical services include tax compliance, tax planning and tax advice.

(4)	All Other Fees include fees for any service not addressed in the other three categories above.

Determination of Independence

The Audit Committee has determined that the fees received by Mayer Hoffman McCann P.C. for the non-audit related services listed above are compatible with maintaining the independence of Mayer Hoffman McCann P.C.

Pre-Approval Policy and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal accountants be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the independent accountants to perform any service that the independent accountants would be prohibited from providing under applicable securities laws. In assessing whether to approve the use of the independent accountants for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the independent accountants. The Audit Committee will approve permitted non-audit services by the independent accountants only when it will be more effective or economical to have such services provided by the independent accountants. During the year ended December 31, 2010, all audit and non-audit services performed by the Company’s principal accountants were approved in advance by the Audit Committee.

Required Vote

The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal is required to ratify the appointment of the Company’s independent registered certified public accountants. Abstentions will have the same effect as “AGAINST” votes. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

The Board recommends a vote “FOR” ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with the Company. The following is a brief description of the present and past business experience of each of the Company’s current executive officers.

Name	Age	Position
Carol Montgomery	56	Chief Executive Officer and Secretary
Michael D. Angel	55	Interim Chief Financial Officer and Treasurer
Michael Marckx	46	President
Erik Darby	45	Vice President, Sales

Carol Montgomery joined the Company on April 12, 2011 as the Chief Executive Officer and Secretary. Ms. Montgomery has experience in leadership roles in the sunglass industry. From 2001 until 2011 and 1996 to 1998, Ms. Montgomery was a consultant with CM Global, where she provided strategic, product development, marketing and other business building services primarily to the sunglass/optical industry. From 1998 until 2001, Ms. Montgomery was the Vice President Exclusive Brands/Officer at Sunglass Hut International, Inc., a chain of retail stores that sells sunglasses and accessories. From 1987 until 1995, Ms. Montgomery was with Revo, Inc., a high-end performance sunglass company, serving in various positions. She began with Revo as a marketing consultant, and subsequently was appointed as its Vice President of Marketing, and then as its Vice Chairman/Global, overseeing strategy and brand development, and then as its Chief Executive Officer and Chairman. Before joining Revo, Montgomery held many senior management roles in Boston area strategic marketing and advertising firms. Ms. Montgomery earned her bachelor of arts in liberal arts from Boston University.

Michael D. Angel joined the Company on April 12, 2011 as the Interim Chief Financial Officer and Treasurer. Mr. Angel has more than 30 years professional experience in financial and accounting roles, and has, from time to time, specialized and assisted companies in transition and in executing restructuring transactions. From 2009 until its sale in 2010, Mr. Angel was Vice President Finance and Chief Accounting Officer at Bell Microproducts, Inc., which was a value-added distributor of storage and computing technology. From 2008 to 2009, Mr. Angel was Chief Financial Officer at Novasys Medical, Inc., a medical device company. In 2007, Mr. Angel was Chief Financial Officer of Benefit Street, Inc., a provider of retirement and benefits administration and software as a service solution. Benefit Street, Inc. consummated a general assignment for the benefit of creditors in March 2009 after substantially all of its assets were acquired. From 2005 until its sale in 2007, Mr. Angel was Chief Financial Officer of RITA Medical Systems, Inc., a manufacturer of medical devices used in cancer treatments. From 2004 to 2005, Mr. Angel was Chief Financial Officer of Proxim Corporation which designed and sold wireless networking equipment for Wi-Fi and broadband networks. On June 11, 2005, Proxim Corporation agreed to sell substantially all of its assets in a pre-packaged transaction and competitive bidding process under Section 363 of the United States Bankruptcy Code. Mr. Angel earned his bachelor of science in business administration with a concentration in accounting from California State University, Chico.

Mr. Angel was appointed as Interim Chief Financial Officer and Treasurer pursuant to the terms of a retainer agreement the Company entered into with Regent Pacific Management Corporation on April 11, 2011. The retainer agreement provides that Regent Pacific will provide certain management services to the Company including providing the services of Mr. Angel to assume the Interim Chief Financial Officer responsibilities of the Company and to serve as the Company’s principal financial officer. In exchange for such services, the Company agreed to (i) pay Regent Pacific a $50,000 fee per four week period of services; (ii) pay Regent Pacific a $25,000 success fee upon the attainment of each of the following mutually agreed upon milestones relating to (a) the Company’s budget and (b) monthly reports for the Board; (iii) issue to Regent Pacific a warrant to purchase unregistered shares of the Company’s common stock representing 1.5% of the Company’s fully-diluted common stock as of April 11, 2011, with an exercise price equal to $1.85 and with a 10-year term; and

(iv) reimburse Regent Pacific for certain costs and expenses. The term of the retainer agreement is six months, which the Company may terminate after three months upon sixty day prior notice.

Michael Marckx joined the Company in February 2011 as our Vice President of Marketing and was promoted to President on April 12, 2011. Mr. Marckx has experience in management and operational positions. Since 2001, Mr. Marckx has served on the board of directors of Surfrider Foundation, a non-profit foundation, serving as Chairman since 2009. From 2004 until 2011, Mr. Marckx was the Vice President of Global Marketing/Entertainment of Globe International, which manufactures and markets apparel, footwear and boardsports hardwear. From 2001 until 2004, Mr. Marckx was the Vice President, International Marketing/Creative Director at Ocean Pacific, which manufacturers and markets beach apparel. From 2000 until 2001, Mr. Marckx was the Vice President, Marketing/Entertainment at Broadband Interactive Group. Mr. Marckx earned his bachelor of science in economics at the University of California, Irvine.

Erik Darby joined the Company in June 2009 as the Vice President, Sales. Mr. Darby has over 15 years of experience in sales development, key account management and brand building within the footwear business. From 2006 to 2009, Mr. Darby was Vice President of Sales-Strategic Accounts at Pony Inc., where he was responsible for management of sales for the West and Midwest Regions. From 2001 to 2006, Mr. Darby served as Director of Sales for Converse Inc. Mr. Darby began his career at Nike, Inc. where he served in various account management positions. Mr. Darby earned a Bachelor of Science degree in Management/Marketing from the University of Oregon in 1989.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses the compensation paid to or earned during the years ended December 31, 2010 and 2009 by those persons who were the Company’s Chief Executive Officer and next two most highly compensated executive officers for fiscal 2010 (collectively referred to herein as the “Named Executive Officers”):

2010 Summary Compensation Table

Name and Principal Position (1)	Year	Salary Earned ($)	Option Award(s) ($)(2)	Restricted Stock Award ($)	All Other Compensation ($)(3)		Total Compensation ($)
A. Stone Douglass	2010	$286,153	$218,170	$—	$12,768		$517,091
Former Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer	2009	$277,038	$28,575	$1,837	$11,270		$318,720

Jerry Collazo	2010	$48,544	$—	$—	$137,397	(4)	$185,941
Former Chief Financial Officer, Secretary and Treasurer	2009	$230,865	$30,458	$—	$19,475		$280,798

Erik Darby	2010	$181,231	$103,062	$—	$11,868		$296,161
Vice President of Sales	2009	$104,329	$35,488	$—	$6,798		$146,615

(1)

Mr. Douglass joined the Board on August 7, 2008 and served as Chairman of the Board from August 20, 2008 through February 11, 2010. Mr. Douglass was appointed Chief Executive Officer on September 29, 2008 and Acting Chief Financial Officer, Secretary and Treasurer in February 2010 until April 12, 2011, when he resigned. Mr. Collazo served as Chief Financial Officer, Secretary and Treasurer from August 11, 2006 to February 11, 2010 when he resigned. Mr. Darby joined the Company as Vice President of Sales on June 8, 2009.

(2)	Represents the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board (“FASB”) guidance, excluding the effect of estimated forfeitures under which the Named Executive Officer has the right to purchase, subject to vesting, shares of the Company’s common stock. See Note 10 “Share-Based Compensation” to our Audited Consolidated Financial Statements for the year ended December 31, 2010 included in Form 10-K that was filed with the SEC on March 25, 2011, for the assumptions made in determining the grant date fair values of the stock option awards.

On May 12, 2010, the Compensation Committee granted Mr. Douglass nonstatutory stock options to purchase 25,000 shares, 25,000 shares and 50,000 shares of common stock, respectively, the vesting of which were subject to the achievement of certain goals – the achievement of two financial measures and the divestiture of one of the Company’s subsidiaries, LEM S.r.l, by December 31, 2010, respectively – and which have an exercise price of $0.96 per share and expire ten years from the date of grant. The goal for the first option for 25,000 shares was not achieved and therefore did not vest. The second and third goals were achieved and the respective options for 25,000 shares and 50,000 shares became fully exercisable. On December 8, 2010, the Compensation Committee granted Mr. Douglass a nonstatutory stock option to purchase 200,000 shares of common stock, which vests in equal annual installments over three years from the date of grant subject to continued service, has an exercise price of $1.25 per share and expires ten years from the date of grant.

On May 12, 2010, the Compensation Committee granted Mr. Darby a nonstatutory stock option to purchase 40,000 shares of common stock, which vests in equal annual installments over three years from the date of grant subject to continued service, has an exercise price of $0.96 per share and expires ten years from the date of grant. On December 8, 2010, the Compensation Committee granted Mr. Darby a nonstatutory stock option to purchase 100,000 shares of common stock, which vests in equal annual installments over three years from the date of grant subject to continued service, has an exercise price of $1.25 per share and expires ten years from the date of grant.

(3)	Mr. Douglass and Mr. Collazo received $6,000 and $1,000, respectively, during 2010 as an automobile allowance. During 2010, the Company paid $6,768, $11,397 and $11,868, respectively, on behalf of Mr. Douglass, Mr. Collazo and Mr. Darby for each employee’s portion of their health benefits.

(4)	Mr. Collazo received a severance payment of $125,000 in connection with his resignation in February 2010.

CEO Transition in Fiscal 2011

On April 12, 2011, Mr. Douglass resigned as the Company’s Chief Executive Officer, acting Chief Financial Officer, Secretary and from the Board.

In connection with Mr. Douglass’ resignation, on April 12, 2011, the Board appointed Carol Montgomery as the Company’s new Chief Executive Officer and Secretary, Michael Marckx as the Company’s President and Michael D. Angel as the Company’s interim Chief Financial Officer. On April 13, 2011, the Company entered into an employment agreement with Ms. Montgomery. The employment agreement provides that Ms. Montgomery will serve as the Company’s Chief Executive Officer and Secretary. The employment agreement also provides that the Company will (i) pay Ms. Montgomery an annual base salary of $360,000; and (ii) grant Ms. Montgomery a nonstatutory stock option to purchase up to 100,000 shares of the Company’s common stock vesting one-third annually over three years from the stock option’s date of grant pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Mr. Douglass

On January 19, 2009, the Company entered into an employment agreement with Mr. Douglass, our former Chief Executive Officer, Acting Chief Financial Officer and Secretary. The employment agreement had a term of four years and provided for, among other things: (a) an annual base salary of $300,000; (b) eligibility to receive an annual bonus of up to 50% of his annual base salary; (c) a grant of stock options to purchase 250,000 shares of the Company’s common stock, which vested in equal annual installments over four years from the date of the grant and was subject to full vesting upon a change in control (as defined in the agreement), and (d) if Mr. Douglass either (i) was terminated without cause (as defined in the agreement) or (ii) terminated his employment for good reason (as defined in the agreement) within twelve months of a change in control, he was entitled to receive severance equal to his annual base salary less applicable withholdings.

Under Mr. Douglass’ employment agreement, “cause” means any of the following acts committed by the executive: (i) material act of misconduct, including misappropriation of trade secrets, fraud or embezzlement; (ii) crime involving dishonesty, breach of trust, physical harm to any person or moral turpitude; (iii) breach of the employment agreement; (iv) failure to follow the lawful policies or directives of the Company or willful misconduct in the performance of his duties; (v) misfeasance or malfeasance demonstrated by his failure to perform his job duties diligently and/or in a professional manner; or (vi) violation of a Company policy or procedure which is materially injurious to the Company.

Under Mr. Douglass’ employment agreement, “good reason” means either of the following: (i) a material breach of the employment agreement by the Company; or (ii) a change in Mr. Douglass’ position from Chief Executive Officer (other than as a result of his termination for cause).

On April 12, 2011, Mr. Douglass resigned from all positions with the Company and from the Board. In connection with his resignation, and contingent upon Mr. Douglass executing and returning to the Company a release of claims, the Company agreed to pay Mr. Douglass severance pay equal to his current base salary of $300,000 payable over the 12 months following his resignation, with the first installment not payable to Mr. Douglass until six months have lapsed from the date of his resignation. The Company also agreed, contingent upon Mr. Douglass signing the release of claims, to accelerate the vesting as to a nonstatutory stock option to purchase 50,000 of the 200,000 shares pursuant to such stock option previously granted on December 8, 2010 and to extend the date by which Mr. Douglass may exercise his stock options that were vested and outstanding as of his resignation date to December 31, 2011.

Mr. Collazo

On October 12, 2006, the Company entered into an employment agreement with Mr. Collazo, which provided that Mr. Collazo shall serve as the Company’s Chief Financial Officer. The employment agreement provided for, among other things: (a) an annual base salary of $250,000; (b) eligibility to receive an annual bonus; (c) a grant of 20,000 restricted shares of common stock, which grant vested 25% after one year and in equal monthly installments over the subsequent three years, which was accelerated to vest 100% in August 2007; (d) a grant of stock options to purchase 20,000 shares of the Company’s common stock, which vested 25% after one year and in equal monthly installments over the subsequent three years, which was accelerated to vest 100% in August 2007; and (e) if Mr. Collazo was terminated without cause, Mr. Collazo was entitled to receive a severance payment of $125,000.

Mr. Collazo received a severance payment of $125,000 in connection with his resignation in February 2010.

Mr. Darby

As part of Mr. Darby’s offer letter dated May 20, 2009, which provides that Mr. Darby shall serve as the Company’s Vice President of sales, he was provided, among other things, the following: (a) an annual base salary of $190,000; (b) eligibility to receive an annual bonus of up to 30% of his annual base salary; (c) a grant of a stock option to purchase 80,000 shares of the Company’s common stock, which vests in equal annual installments over four years from date of grant and is subject to full vesting upon a change of control; and (d) if Mr. Darby is terminated without cause, Mr. Darby is entitled to receive a severance payment of $95,000.

On December 8, 2010, the Company entered into a change in control severance agreement with Mr. Darby. The change in control severance agreement was issued under the Company’s Change in Control Severance Plan, which was adopted on December 8, 2010. Pursuant to the change in control severance agreement, if Mr. Darby’s employment as an executive is terminated by the Company without “cause” within 12 months following a change of control transaction, or if Mr. Darby voluntary terminates his employment for “good reason” within 14 months following a change of control transaction, Mr. Darby will be entitled to (i) continuation of his base salary for a period of 24 months, payable in regular payroll installments, (ii) continuation of payments for group health plan continuation coverage under COBRA for 18 months, or until Mr. Darby becomes eligible for group insurance benefits from another employer, (iii) payment of a prorated bonus equal to the product of any bonus paid to Mr. Darby for the most recently completed fiscal year preceding the fiscal year in which Mr. Darby’s employment terminates, provided however that the minimum prorated bonus shall be determined as if Mr. Darby was employed at least six months in the year in which his employment terminates, and (iv) to the extent Mr. Darby holds any outstanding, unvested stock options or other equity compensation after taking into account any acceleration provisions of the Company’s stock incentive plan and underlying option agreements, there will be acceleration of vesting of such stock options or other equity compensation as if Mr. Darby had continued employment with the Company for six months following his termination date. The payment of these severance benefits are conditioned upon Mr. Darby timely providing a release of claims against the Company, our affiliates and related parties.

The definition of “cause” in Mr. Darby’s change in control severance agreement is the same definition provided in Mr. Douglass’ employment agreement (described above), except that it does not include subclause (iii), a breach by Mr. Darby of any employment agreement.

Under the change in control severance agreement, “good reason” means any of the following have occurred with the executive’s written consent: (i) executive experienced a material diminution in his base salary after the company’s public announcement of a change in control; (ii) executive experienced a material diminution in his authority, duties or responsibilities as in effect immediately prior to the Company’s announcement of a change in control, provided that a change in the executive’s authority, duties, responsibilities, title or reporting person(s) following a change in control to conform to those of a management-level position consistent with the Company’s organization and needs following a change in control shall not constitute a “good reason”; (iii) notification to executive of a material change in the geographic location for the performance of his services to the company after a change in control; or (iv) a material breach of the agreement by the Company after a change in control.

Mr. Marckx

In connection with Mr. Douglass’ resignation, the Board appointed Michael Marckx as the Company’s new President on April 12, 2011. On April 13, 2011, the Company entered into an employment agreement with Mr. Marckx with a term of four years. The employment agreement provides that the Company will (i) pay Mr. Marckx an annual base salary of $250,000 and (ii) grant Mr. Marckx a nonstatutory stock option to purchase up to 100,000 shares of the Company’s common stock vesting one third annually over three years from the stock option’s date of grant pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan. Under the terms of the agreement, Mr. Marckx will also be eligible to receive an annual cash bonus of up to $50,000 determined at the sole discretion of the Board for each fiscal year during which the employment agreement is in effect. If the Company terminates Mr. Marckx’s employment without cause and not due to Mr. Marckx’s death or disability, and such termination takes place either before a change in control transaction or more than 12 months following a change in control transaction, Mr. Marckx will be entitled to cash severance equal to his base salary as in effect on the date of such termination provided that Mr. Marckx signs a general release of claims. If such termination occurs within 12 months following a change in control transaction, Mr. Marckx will be eligible to receive severance pay as set forth in the change in control severance agreement we entered into with Mr. Marckx, which is described below. The definition of “cause” in Mr. Marckx’s employment agreement is the same definition provided in Mr. Douglass’ employment agreement (described above).

On February 22, 2011, the Company entered into a change in control severance agreement with Mr. Marckx. The change in control severance agreement was issued under the Company’s Change in Control Severance Plan. The terms, conditions and definitions of Mr. Marckx’s change in control severance agreement are identical to those described above for Mr. Darby’s change in control severance agreement.

Mr. Angel

In connection with Mr. Douglass’ resignation, the Board appointed Michael D. Angel as the Company’s Interim Chief Financial Officer and Treasurer on April 12, 2011. Mr. Angel assumed the role of Interim Chief Financial Officer and Treasurer in accordance with the terms of a retention agreement that the Company entered into on April 11, 2011 with Regent Pacific Management Corporation. Regent Pacific will compensate Mr. Angel for the services that Mr. Angel provides to the Company. See the “Executive Officers” section above for additional details related to the agreement between the Company and Regent Pacific.

Outstanding Equity Awards at December 31, 2010

The following table discloses outstanding stock option awards as of December 31, 2010 for each of the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercised		Number of Securities Underlying Unexercised Options (#) Unexercisable		Grant Date and Vesting Commencement Date	Option Exercise Price ($)		Option Expiration Date
A. Stone Douglass	15,000	(1)	—		8/7/2008	$3.23	(2)	8/7/2018	(3)
Former Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer	125,000	(4)	125,000	(4)	9/29/2008	1.50	(5)	9/29/2018	(3)
	50,000	(6)	—		5/12/2010	0.96	(2)	5/11/2020	(3)
	25,000	(6)	—		5/12/2010	0.96	(2)	5/11/2020	(3)
	—		200,000	(7)	12/8/2010	1.25	(2)	12/8/2020	(3)

Jerry Collazo	—		—		—	—		—
Former Chief Financial Officer, Secretary and Treasurer

Erik Darby	20,000	(4)	60,000	(4)	6/8/2009	0.74	(2)	6/7/2019	(3)
Vice President of Sales	—		40,000	(7)	5/12/2010	0.96	(2)	5/11/2020	(3)
	—		100,000	(7)	12/8/2010	1.25	(2)	12/8/2020	(3)

(1)	Option vested one hundred percent one year after date of grant.

(2)	The exercise price is equal to the closing price of the Company’s common stock on the respective date of grants.

(3)	Option expires ten years from date of grant.

(4)	Option vests one fourth annually over four years from date of grant.

(5)	Option was repriced on May 26, 2009. The option had an exercise price well above the then recent trading prices of the Company’s common stock and, therefore, no longer provided sufficient incentive for Mr. Douglass. The exercise price for Mr. Douglass’ option to purchase 250,000 shares of the Company’s common stock granted on September 29, 2008 was reduced from $3.28 to $1.50. The reduced price of $1.50 represents a 103% premium over the closing price of the Company’s common stock on May 22, 2009, the last trading day before the Compensation Committee’s decision to reprice such options.

(6)	The vesting of the nonstatutory stock options to purchase 25,000 shares and 50,000 shares of common stock, respectively, were subject to the achievement of certain goals by Mr. Douglass – the achievement of a financial measure and the divestiture of one of the Company’s subsidiaries, LEM S.r.l, by December 31, 2010, respectively. Both goals were achieved and the options became fully exercisable.

(7)	Option vests one third annually over three years from date of grant.

Pension Benefits

We do not have any defined benefit plans at this time.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans at this time.

DIRECTOR COMPENSATION

The Company pays the following fees to its non-employee directors related to their service on the Board:

•	annual retainer of $10,000;

•	annual retainer of $3,000 for serving as chairman of the Audit Committee and $2,000 for serving as a member of the Audit Committee;

•	annual retainer of $1,000 for serving as the chairman or a member of the Compensation Committee; and

•	annual retainer of $1,000 for serving as the chairman or a member of the Nominating and Corporate Governance Committee.

In addition, the Company’s non-employee directors receive nondiscretionary, automatic grants of nonstatutory stock options annually. Non-employee directors are automatically granted an initial stock option to purchase 15,000 shares of common stock upon their appointment to the Board. Each initial stock option vests and becomes fully exercisable on the first anniversary of the date of grant subject to continued service. Also, immediately after each of the Company’s regularly scheduled annual meetings of stockholders, each non-employee director that has served on the Board for at least six months automatically receives a nonstatutory stock option to purchase 15,000 shares of common stock. Each annual stock option vests and becomes fully exercisable on the first anniversary of the date of grant. The stock options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and accelerate and become fully vested upon a change of control of the Company. Further, directors may be reimbursed for any out-of-pocket travel expenses they incur while in the performance of their responsibilities for the Company.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2010:

2010 Compensation of Non-Employee Directors

Name	Fees earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)	Total ($)
Greg Andrews	$—	$15,837	$—	$15,837
Harry Casari	14,000	8,411	—	22,411
Seth W. Hamot	13,000	8,411	—	21,411
David Mitchell	11,000	8,411	—	19,411
John Pound	13,011	8,411	—	21,422
Stephen Roseman	12,000	8,411	—	20,411
Greg Theiss	11,000	8,411	—	19,411

(1)	For the fourth quarter of 2009 and for the first, third and fourth quarters of 2010, the Board elected to receive stock awards in lieu of cash fees earned and outstanding for such quarters in an effort to conserve the Company’s cash. Fees earned for the fourth quarter of 2009 were converted at $0.76 per share, the closing price of the Company’s common stock on the last day of the fourth quarter of 2009, December 31, 2009, and the awards were granted on January 1, 2010. Fees earned during the first quarter of 2010 were converted at $0.65 per share, the closing price of the Company’s common stock on the last day of the first quarter of 2010, March 31, 2010, and the awards were granted on April 1, 2010. Fees earned during the third quarter of 2010 were converted at $1.70 per share, the closing price of the Company’s common stock on the last day of the third quarter of 2010, September 30, 2010, and the awards were granted on October 1, 2010. Fees earned for the fourth quarter of 2010 were converted at a $1.35 per share, the closing price of the Company’s common stock on the last day of the fourth quarter of 2010, December 31, 2010, and the awards were granted on January 3, 2011. The stock awards vested immediately upon grant and were not subject to any further service by the directors. For fiscal 2010, stock awards in lieu of cash fees were made to the following directors and in the following amounts: Mr. Casari, $10,500; Mr. Hamot, $9,750; Mr. Mitchell, $8,250; Mr. Pound, $ 9,000; Mr. Roseman, $9,000; and Mr. Theiss, $8,250. The amounts in this column represents the grant date fair value of the restricted stock awards granted during 2010 and is computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Director has the right to purchase, subject to vesting, shares of the Company’s common stock.

(2)	Represents the grant date fair value of stock option awards computed in accordance with FASB guidance, excluding the effect of estimated forfeitures under which the Director has the right to purchase, subject to vesting, shares of the Company’s common stock. See Note 10 “Share-Based Compensation” to our Audited Consolidated Financial Statements for the year ended December 31, 2010 included in Form 10-K that was filed with the SEC on March 25, 2011, for the assumptions made in determining the grant date fair values of the stock option awards. On October 25, 2010, Mr. Andrews was awarded a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock pursuant to his initial appointment to the Board. The stock option vests one year after date of grant and has an exercise price of $1.68. The grant date fair value per share underlying the stock option is $1.0558 and the total grant date fair value per grant is $15,837. On June 10, 2010, a grant of nonstatutory stock options to purchase 15,000 shares of the Company’s common stock was made to each of the Company’s non-employee directors serving at that time for at least the six months preceding the annual stockholders’ meeting. The stock options vest on the first anniversary of the grant date and have an exercise price of $0.90 per share. The grant date fair value per share underlying the stock option is $0.5607 and the total grant date fair value per grant is $8,411.

As of December 31, 2010, our non-employee directors had options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Greg Andrews	15,000
Harry Casari	80,000
Seth W. Hamot	30,000
David Mitchell	120,000
John Pound	70,000
Stephen Roseman	30,000
Greg Theiss	80,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table discloses certain information as of April 8, 2011 as to shares of the Company’s common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each of the Company’s current directors and nominees, (iii) each of the Company’s named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in this table is: c/o Orange 21 Inc., 2070 Las Palmas Drive, Carlsbad, California 92011. Except as indicated in the footnotes to the following table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of the Company’s common stock beneficially owned is based on 12,776,516 shares outstanding as of April 8, 2011. In addition, shares acquirable within 60 days of April 8, 2011 pursuant to options or other securities are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to SEC Rule 13d-3(d)(1).

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares Acquirable within 60 days of April 8, 2011	Percentage of Shares Beneficially Owned
5% Stockholders:
Costa Brava Partnership III L.P. (1)	5,445,233	1,000,000	46.78%
The Integrity Brands Fund, L.P. (2)	1,365,240	—	10.69%
Stephens Investment Management, LLC (3)	1,159,268	—	9.07%
Harlingwood (Alpha), LLC (4)	712,121	—	5.57%
Directors, Nominees and Named Executive Officers:
Seth Hamot (5)	5,484,151	1,000,000	47.07%
John Pound (2)	1,365,240	—	10.69%
Fir Geenen (4)	712,121	—	5.57%
Greg Theiss	237,136	—	1.86%
Harry Casari	74,997	—	*
David R. Mitchell	55,148	—	*
Greg Andrews	41,875	—	*
Stephen Roseman	16,509	—	*
A. Stone Douglass	2,041	—	*
Erik Darby	—	13,333	*
All current directors and executive officers as a group (11 persons)	7,275,056	1,013,333	60.11%

*	Represents less than 1%

(1)	Represents 5,445,233 shares held directly by Costa Brava Partnership III L.P. and 1,000,000 shares underlying a convertible promissory note. Pursuant to the Schedule 13D/A and Form 4 (each filed jointly on September 17, 2010) and the Form 4 filed by Seth Hamot on April 5, 2011, Costa Brava Partnership III L.P., Seth W. Hamot and Roark, Rearden & Hamot, LLC reported sole voting and investment power over such shares. Seth W. Hamot is the President of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava Partnership III L.P. The principal business address of each of Costa Brava Partnership III L.P., Seth W. Hamot, and Roark, Rearden & Hamot, LLC is 420 Boylston Street, Boston, MA 02116.

(2)	Represents 32,959 shares held directly by John Pound and 1,332,281 shares held directly by Integrity Brands Fund. Pursuant to Schedule 13D/A filed jointly on May 27, 2010 and Form 4 filed April 4, 2011 by John Pound, The Integrity Brands Fund, L.P., Integrity Brands Partners, LLC and John Pound reported shared voting and investment power over such shares. The principal business address for The Integrity Brands Fund and John Pound is 101 Oak Ridge Road San Rafael, CA 94903.

(3)	Pursuant to the Schedule 13G/A filed jointly on February 14, 2011 by Stephens Investment Management (“SIM”) (a general partner and investment manager of certain client accounts), Paul Stephens, P. Bartlett Stephens and W. Bradford Stephens (each of whom are managing members and owners of SIM) may be deemed to beneficially own such shares. The principal business address of each of SIM and Messrs. Stephens, Stephens and Stephens is One Ferry Building, Suite 225, San Francisco, CA 94111.

(4)	Pursuant to the Schedule 13D filed jointly on March 9, 2011 by Harlingwood (Alpha) (“Harlingwood”), LLC, Harlingwood Investment Partners I, LLC (“HIP”), the manager of Harlingwood, with sole authority to act on behalf of Harlingwood with respect to such shares, and Fir Geenen, the manager of HIP, with sole authority to take action on behalf of HIP as manager of, or holder of ownership interests in, another entity. HIP and Fir Geenen disclaim beneficial ownership of all of the shares of the common stock held by Investor. The principal business address of each of Harlingwood (Alpha), LLC, HIP and Fir Geenen is 3580 Carmel Mountain Rd, Suite 460, San Diego, California 92130.

(5)	Represents 32,918 shares held directly by Seth Hamot, 6,000 shares held in two trusts for the benefit of Mr. Hamot’s children, 5,445,233 shares held directly by Costa Brava Partnership III L.P. and 1,000,000 shares underlying a convertible promissory note with Costa Brava Partnership III L.P. Pursuant to the Schedule 13D/A and Form 4 (each filed jointly on September 17, 2010) and the Form 4 filed by Seth Hamot on April 5, 2011, Costa Brava Partnership III L.P., Seth W. Hamot and Roark, Rearden & Hamot, LLC reported sole voting and investment power over such shares. Seth W. Hamot is the President of Roark, Rearden & Hamot, LLC, which is the general partner of Costa Brava Partnership III L.P. The principal business address of each of Costa Brava Partnership III L.P., Seth W. Hamot, and Roark, Rearden & Hamot, LLC is 420 Boylston Street, Boston, MA 02116.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We did not enter into any transactions with related parties since January 1, 2009, and there is no currently proposed transaction, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, except as disclosed below and in “EXECUTIVE COMPENSATION” and “DIRECTOR COMPENSATION” sections above.

Costa Brava Partnership III L.P. Promissory Note

On December 20, 2010, our wholly owned subsidiary, Orange 21 North America Inc. (“O21NA”), issued a $7.0 million promissory note due December 31, 2012 to Costa Brava Partnership III L.P. (“Costa Brava”). The promissory note replaced the $3.0 million, $1.0 million and $1.0 million promissory notes issued to Costa Brava in March 2010, October 2010 and November 2010, respectively, as well as provided for an additional $2.0 million in new loan proceeds. The terms and conditions of the $7.0 million promissory note are similar to those of the $3.0 million, $1.0 million and $1.0 million promissory notes. Interest on the $7.0 million promissory note accrues daily at the following rates from the date of issuance of the promissory note: (i) 9% per annum payable on the last day of each calendar month and (ii) 3% per annum payable on the maturity date. In addition, the promissory note required that O21NA pay facility fees of $41,600 upon funding of the promissory note and 1% of the original principal amount on each of December 31, 2011 and on the maturity date, December 31, 2012. During the term of the promissory note, Costa Brava may, at its discretion, convert up to $2,250,000 of the principal amount of the promissory note into shares of the Company’s common stock at a conversion price of $2.25 per share.

The principal amount outstanding under the $7.0 million promissory note as of April 20, 2011 was $7.0 million. The largest aggregate amount of principal outstanding under the promissory note was $7.0 million as of the date the note was issued. We paid none of the principal and approximately $155,000 of interest under the note during the period from January 1, 2011 through April 20, 2011.

The Chairman of the Board, Seth Hamot, is the President and sole member of Roark, Rearden & Hamot, LLC, which is the sole general partner of Costa Brava. See also “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” for information regarding the beneficial ownership of the Company’s common stock by Roark, Rearden & Hamot, LLC and Mr. Hamot.

Harlingwood (Alpha), LLC Stock Purchase Agreement

On February 28, 2011, the Company entered into a stock purchase agreement and registration rights agreement (the “Harlingwood Registration Rights Agreement”) with Harlingwood (Alpha), LLC. Pursuant to the Harlingwood SPA, the Company sold and issued to Harlingwood 712,121 shares of the Company’s common stock in exchange for $1,174,999, or $1.65 per share.

Pursuant to the stock purchase agreement, Harlingwood is entitled to designate a director nominee in the slate of directors proposed by the Company for any future annual meeting of the Company’s stockholders provided, among other conditions: (i) the designee is approved by the nominating committee of the Board, (ii) Harlingwood continues to hold all of the 712,121 shares issued pursuant to the stock purchase agreement, (iii) such shares constitute at least three percent of the outstanding shares of the Company’s common stock at the time of the designation of the director nominee and (iv) neither Harlingwood nor any of its affiliates has engaged in any short sales of the Company’s common stock subsequent to the date of the stock purchase agreement. Mr. Fir Geenen is the designated director nominee by Harlingwood and was approved by the nominating committee of the Board. Harlingwood presently holds approximately 5.6% of the Company’s outstanding common stock. Mr. Geenen is a principal of Harlingwood Partners, which is the managing member of Harlingwood.

The registration rights agreement provides Harlingwood with piggy-back registration rights pursuant to which the Company is required to provide notice to Harlingwood of certain proposed public offerings of the Company’s common stock and, if Harlingwood so requests, register the shares of the Company’s common stock sold to Harlingwood pursuant to the stock purchase agreement for resale by Harlingwood.

Simo Holdings, Inc. Settlement Agreement

During the year ended December 31, 2010, Simo Holdings, Inc. (formerly known as No Fear, Inc., “No Fear”) and its affiliates beneficially owned shares of the Company’s outstanding common stock. They no longer own shares at December 31, 2010. Mark Simo, the Company’s former Chief Executive Officer (“CEO”) and former Co-Chairman of the Board, is on the Board of Directors of No Fear and is their Chief Executive Officer, and had voting and investment control over the shares previously held by No Fear. Mr. Simo disclaimed beneficial ownership of the securities held by No Fear, except to the extent of his pecuniary interest therein. He also directly owned shares of the Company’s common stock.

In addition, No Fear and its subsidiaries, No Fear Retail Stores, Inc. (“No Fear Retail”) and MX No Fear Europe SAS (“MX No Fear”), own retail stores in the U.S. and Europe that purchase products from the Company. Aggregated sales to the U.S. retail stores owned by the foregoing entities during the year ended December 31, 2010 were approximately $0.7 million. Accounts receivable due from such U.S. retail stores amounted to $54,000 at December 31, 2010. Aggregated sales to the MX No Fear stores during the year ended December 31, 2010 were approximately $0.5 million. Accounts receivable due from the MX No Fear stores amounted to $208,000 at December 31, 2010.

On April 28, 2009, the Company entered into a Settlement Agreement and Mutual General Release (the “Settlement Agreement”), effective as of April 30, 2009, by and among the Company’s three wholly owned subsidiaries, O21NA, O21 Europe and LEM (collectively, the “Orange 21 Parties”), and Mark Simo, No Fear, No Fear Retail and MX No Fear, (collectively, the “No Fear Parties”). The Settlement Agreement relates to various disputes among the parties regarding outstanding accounts receivable owed to the Company by No Fear Retail and MX No Fear and certain claims by Mr. Simo regarding his compensation for services he rendered as former Chief Executive Officer of the Company.

Pursuant to the Settlement Agreement, No Fear and its subsidiaries agreed to pay all outstanding accounts receivable due to the Company as follows: (1) an aggregate of approximately 307,000 Euros to O21 Europe on the execution of the Settlement Agreement, approximately 46,000 Euros of which was satisfied by the return of certain goggle products and (2) an aggregate of approximately $429,000 to O21NA, approximately $71,000 of which was paid on the execution of the Settlement Agreement with the remainder paid in monthly installments of approximately $71,000 over five months (the “Installment Payments”) with the final payment delivered on October 1, 2009. In exchange, the Company agreed to provide Mr. Simo, or such other No Fear parties as Mr. Simo may designate, with product credits in the aggregate amount of $600,000 for compensation for services rendered as the former Chief Executive Officer of the Company, less applicable payroll tax withholdings, to purchase products from the Company. The product credits accrued as follows: (1) $350,000 on the execution of the Agreement and (2) $50,000 per month for five months thereafter subject to payment of the applicable Installment Payment in full. The Company recorded an additional $300,000 expense in the first quarter of 2009 for Mr. Simo’s compensation as discussed above. The remaining $300,000 was expensed in prior periods.

Additionally, pursuant to the Settlement Agreement, No Fear issued to the Company a promissory note in the amount of approximately $357,000 (the “No Fear Note”) to memorialize the Installment Payments. Interest of 10%, compounded annually, would have accrued if No Fear failed to make timely payment of any of the Installment Payments. The No Fear Note was secured by a pledge of 446,808 shares of the Company’s common stock held by No Fear, pursuant to a stock pledge agreement.

Pursuant to the Settlement Agreement, the Orange 21 Parties on the one hand and the No Fear Parties on the other hand each released the other with respect to any and all claims arising from or related to past dealings of any kind between the parties. The Settlement Agreement was signed on April 28, 2009, but its effectiveness was conditioned upon receipt of all funds required to be delivered on execution, which did not occur until April 30, 2009.

As of December 31, 2010, the Company received payments of approximately $429,000 from No Fear and approximately 261,000 Euros (approximately $344,000 in U.S. Dollars) from MX No Fear with no further amounts due in accordance with the Settlement Agreement.

Indemnification Agreements

The Company has entered into indemnification agreements with its executive officers and directors. In addition, the Company’s executive officers and directors are indemnified under the Company’s Restated Certificate of Incorporation and Bylaws to the fullest extent permitted under Delaware Law.

Related Party Transactions Policy

On October 22, 2010, the Board adopted a Related Party Transaction Policy (the “Policy”). Pursuant to the Policy, the Board’s Audit Committee reviews the material facts of certain interested transactions and either approves or disapproves of such transactions. Interested transactions that fall within the policy include those in which (i) the Company is a participant; (ii) a “related party,” as defined in the Policy, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owners of another entity); and (iii) either the related party is a member of the Board or the aggregate amount involved will or may be expected to exceed $75,000 in any calendar year.

The Policy defines a “related party” as any of the following: (i) a person who is or was (since the beginning of the last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (ii) a greater than 5% beneficial owner of the Company’s common stock; or (iii) an immediate family of any of the foregoing. Certain transactions with a value of less than $100,000 during the course of a 12 month period may, under the Policy, be submitted to the Chair of the Audit Committee; however, the full Audit Committee shall review and, if the Audit Committee deems appropriate, ratify such transactions at its next meeting. No director is permitted to participate in the discussions or approval of an interested transaction for which he or she is a related party. In determining whether to approve or ratify an interested transaction, the Audit Committee (or the Chair of the Audit Committee, as the case may be) shall in its judgment, consider in light of the relevant facts and circumstances whether or not the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, including consideration of, among other factors it deems appropriate, whether the transaction is (i) comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not related parties and (ii) and the extent of the related party’s interest in the transaction. The Policy provides for standing pre-approval for certain interested transactions, including (i) employment agreements with executive officers which meet certain criteria, (ii) agreements for director compensation, (iii) transactions where all stockholders receive proportional benefits, (iv) transactions involving competitive bids, (v) certain regulated transactions and (vi) certain banking-related services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following pages contain a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company for the year ended December 31, 2010. Stockholders should be aware that under SEC rules, the Report of the Audit Committee of the Board is not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with the Company’s management and its independent accountants. The Audit Committee met privately with the independent accountants and discussed issues deemed significant by the independent accountants, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent accountants their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee

Harry Casari (Chairman)

Greg Andrews

Seth W. Hamot

Stephen Roseman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and stockholders holding more than 10% of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to its directors, executive officers, and 10% stockholders were complied with and those reports timely filed, except each of Greg Theiss, Stephen Roseman, David Mitchell, Harry Casari, John Pound and Seth Hamot, each of whom are directors of the Company, filed one late Form 4 in August 2010 with respect to options granted to such persons on June 10, 2010.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Stockholder proposals that are intended to be presented by stockholders at the Company’s 2012 annual meeting of stockholders must be received by the Secretary of the Company no later than January 10, 2012 in order that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal not included in the Company’s proxy statement for the 2012 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the 2012 annual meeting of stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, the Company must receive the stockholder’s notice not later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by proxy solicitors, directors, officers and other employees of the Company by personal interview, telephone, facsimile or other means. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company, Attn: Investor Relations Department, 2070 Las Palmas Drive, Carlsbad, California 92011, or contact Investor Relations at 760-804-8420. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

By Order of the Board of Directors

Michael D. Angel
April 29, 2011	Interim Chief Financial Officer and Treasurer

The Company’s 2010 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 2070 Las Palmas Drive, Carlsbad, California 92011, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of April 8, 2011 the stockholder was entitled to vote at the Annual Meeting.

Copies of the Annual Report on Form 10-K and the exhibits thereto may also be obtained through the SEC’s web site at www.sec.gov.

PROXY

ORANGE 21 INC.

Annual Meeting of Stockholders, June 6, 2011

This Proxy is Solicited on Behalf of the Board of Directors of ORANGE 21 INC.

The undersigned revokes any previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on June 6, 2011 and the Proxy Statement and appoints A. Stone Douglass, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of ORANGE 21 INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2011 Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 2070 Las Palmas Drive, Carlsbad, California on June 6, 2011 at 9:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

Copies of the 2011 Proxy Statement and the 2010 Annual Report to Stockholders are available online at www.orangetwentyone.com.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

(Reverse Side)

ANNUAL MEETING PROXY CARD

The Board of Directors recommends a vote IN FAVOR OF the election of directors listed below, and a vote IN FAVOR OF Proposal Two. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed below, and IN FAVOR OF Proposal Two.

☒	Please mark votes as in this example.

1.	Election of Directors

To elect the following directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	FOR	AGAINST	ABSTAIN

01 Greg Andrews	☐	☐	☐

02 Harry Casari	☐	☐	☐

03 Fir Geenen	☐	☐	☐

04 Seth W. Hamot	☐	☐	☐

05 David Mitchell	☐	☐	☐

06 John Pound	☐	☐	☐

07 Stephen Roseman	☐	☐	☐

08 Greg Theiss	☐	☐	☐

2.	Ratification of Accountants

To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accountants for the year ending December 31, 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting ☐

Mark box at right if an address change or comment has been noted on reverse side of this card ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature                                                       Date                           Signature                                       Date